SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.


                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:          MERRILL LYNCH KECALP L.P. 1997

Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

               World Financial Center - South Tower
               225 Liberty Street
               New York, New York,  10080-6123

Telephone Number (including area code): (212) 236-7302

Name and address of agent for service of process:

               Rosemary T. Berkery
               KECALP Inc.
               World Financial Center - North Tower
               250 Vesey Street
               New York, New York  10281-1334

Check Appropriate Box:

               Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment
               Company Act of 1940 concurrently with the filing of Form N-8A:

               Yes /x/                       No / /


                                  SIGNATURES

Form of signature if registrant is an unincorporated investment company not having a board of directors:

Pursuant to the requirement of the Investment Company Act of 1940, the General Partner of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of New York in the State of New York on the 29th day of October, 1996.




     Signature:               Merrill Lynch KECALP L.P. 1997
                              ----------------------------------
                              (Name of Registrant)

                              By: KECALP Inc., General Partner
                                  ----------------------------
                                    (Name of Sponsor)



                              By: /s/Robert F. Tully
                                  ------------------------------
                                   (Robert F. Tully, Vice
                                   President KECALP Inc.)



Attest:

/s/Margaret E. Nelson
-----------------------------
(Margaret E. Nelson,
 Secretary KECALP Inc.)